EXERCISE OF OPTION AGREEMENT

THIS EXERCISE OF OPTION AGREEMENT made and entered into this 31st day of October, 2001, by and between Hillcrest Development ("Owner") and Techne Corporation ("Buyer").

                            RECITALS

     A.  Owner and Buyer's assignor, R&D Systems, Inc., entered into a
Phase I Option Agreement dated February 10, 1999 with respect to the property ("Property") commonly known as 2101 Kennedy Street and 659 Cleveland Street along with surface parking lots all located in the City of Minneapolis, County of Hennepin, State of Minnesota ("Option Agreement").

     B.  The Option Agreement and the Purchase Agreement attached as
Exhibit B to the Option Agreement ("Purchase Agreement") were amended by the First Amendment to Phase I Option Agreement dated April 10, 1999, by the Second Amendment to Phase I Option Agreement dated June 9, 1999, and by the Third Amendment to Phase I Option Agreement dated October 4, 2000
(collectively, the "Amendments").

     C. Owner acknowledges that Buyer has paid the Two Million and no/100 Dollars ($2,000,000) earnest money required by Section II of the Purchase Agreement and such payment has been deposited with First American Title Insurance Company as escrow agent and as a qualified intermediary under IRC
Section 1031 for Owner. Moreover, Buyer has delivered to Seller the Warrants, as required under the Purchase Agreement.

     D. Buyer acknowledges that Owner provided it with an amended title commitment as required by Section VI of the Purchase Agreement on September 25, 2001.

     E. The parties wish to provide for the exercise, among other things, by Buyer of the option contained in the Option Agreement, to amend the Purchase Agreement so as to amend the Closing Date specified in the Purchase Agreement to January 15, 2002, and to provide for the leasing of the Property from the Owner to the Buyer during an interim period expiring no later than January 15, 2002 so as to enable the Owner, as landlord, to make certain improvements to the Property, at the sole cost and expense of the Buyer, as tenant, all upon the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions hereafter set forth, the parties hereby agree as follows:


                                 AGREEMENT

     1. Buyer hereby exercises its option to purchase the Property pursuant to the Option Agreement as amended by the Amendments, and Owner and Buyer both agree that this Agreement shall constitute service of the notice to exercise the option as provided for in the Option Agreement. Both parties agree, upon execution of this Agreement, to execute the Purchase Agreement. Notwithstanding the execution by the parties hereto of the Purchase Agreement in the original form as attached as Exhibit B to the Option Agreement, the parties agree that the Purchase Agreement and Amendments shall be deemed amended as provided for in this Agreement and the Amendments.

     2. Notwithstanding the execution of the Purchase Agreement contemporaneously with the execution of this Agreement, the parties agree that the Purchase Agreement is hereby amended in the following respects:

          (a) Section X of the Purchase Agreement is hereby amended to provide that the closing shall take place on January 15, 2002.

          (b) The term "Property: as used in the Purchase Agreement shall include an additional strip ("Additional Strip") of surface parking legally described in the Third Amendment to the Phase I Option Agreement. The Property is more fully described on the attached Exhibit A to this Agreement.

          (c) The purchase price as defined in Section I of the Purchase Agreement shall be deemed to have increased by an additional amount of $20,000 plus the actual costs, legal expenses and survey expenses incurred by Owner in acquiring the Additional Strip, which anticipated costs, legal expenses and survey expenses equals $2,327.11. Owner shall provide Buyer with an itemization of such additional costs within five (5) days of the date of this Agreement. In addition, Paragraph 3 of the Third Amendment to the Phase I Option Agreement and the Purchase Agreement shall both be amended to provide that the Purchase Price shall be increased by the following amounts:

               (i) a total of $290,782.50 for the expenses for grading, fencing, landscaping, blacktopping, lighting, site work to fully compensate Owner for the improvements to the MT-BN Lot; and

               (ii) a total of $3,257.02 to fully compensate Owner for the asbestos removal expenses incurred with respect to 2101 Kennedy Street.

     Moreover, Section I (iii) of the Purchase Agreement shall be amended to read as follows:

          The Purchase Price shall be allocated as follows:
          $______________ to 2101 Kennedy;
          $______________ to 659 Cleveland;
          $______________ Triangular Portion;
          $______________ to MT-BN Lot;
          $______________ to Additional Strip.

The parties hereto agree that the foregoing allocation may be completed on or before the Date of Closing.

          (d) Owner agrees to deliver all items required to be delivered by Owner to Buyer pursuant to Purchase Agreement Sections IV(a) on or before October 31, 2001. Buyer agrees that it shall complete all of its due diligence and satisfy all of its conditions precedent found in Section IV of the Purchase Agreement on or before the Contingency Date, as defined below at paragraph 2(f) of this Agreement. In the event Buyer fails to give notice to Owner on or before the Contingency Date, that Buyer is not satisfied with the conditions precedent under the Purchase Agreement, the parties agree that (i) Buyer has waived all such conditions precedent, and (ii) the Purchase Agreement shall be deemed non-contingent and the parties will proceed to close the Agreement on or before January 15, 2002, pending satisfactory resolution of any outstanding title issues, as described below.

          (e) Section VI B is amended to read as follows: Buyer agrees to deliver to Seller on or before November 5, 2001, a written statement containing any objection Buyer has to the state of title, including Survey objections but excluding objections to Permitted Encumbrances and excluding matters described by surveys provided to Buyer prior to February 26, 1999.
If such statement of objections is not delivered by such date, title shall be deemed approved by Buyer except for Schedule B, Section 1 requirements of the commitment ("Requirements") which Seller agrees to satisfy at closing. If any objection other than the Requirements is not cured or removed by the Closing Date, Buyer, at its option, may, prior to the Closing Date, either
(i) accept title as it is, subject to Seller's obligations to satisfy the Requirements; or (ii) terminate this Purchase Agreement. Seller shall have no obligations to cure any Permitted Encumbrances. Upon any such termination all parties shall be released from all duties or obligations contained herein (except for Buyer's Indemnity under Sections IV(a) and V(A) hereof) and Buyer shall be entitled to a partial or full refund of the Deposit as described in Sections III(b) or III(c) of the Purchase Agreement.

          (f) Except with respect to Buyer's right to terminate the Purchase Agreement for Seller's failure to cure the Title Requirements, all other rights of Buyer contained in the Purchase Agreement to terminate the Purchase Agreement are hereby amended to provide that such rights must be exercised on or before the date that is (i) the thirty (30) days after the date hereof or they shall be deemed forever waived; or if earlier, (ii) the date that Buyer actually waives its contingencies, (the "Contingency Date").

          (g) Buyer agrees that any additional environmental testing allowed by Section V of the Purchase Agreement shall be completed by the Contingency Date.

          (h) Owner hereby represents that it has given notices to all tenants of the Property, including the "Five Tenants" as defined in the Purchase Agreement, to terminate all such leases and vacate the Property effective October 31, 2001. Section IX(v) and the last paragraph of Section XII of the Purchase Agreement are amended to provide that the date for Seller to have terminated all existing leases of all tenants, including the Five Tenants, is January 15, 2002.

          (i) Section VII of the Purchase Agreement is amended so as to change the phrase "deferred or simultaneous Section 1031 like-kind exchange(s)" to "deferred, reverse or simultaneous Section 1031 like-kind exchange(s)."

          (j)  Section XV is hereby amended to read as follows:



               To Owner:                Hillcrest Development
                                        2424 Kennedy Street NE
                                        Minneapolis, MN 55413
                                        Attn:  Scott M. Tankenoff

               With a Copy to:          Maslon Edelman Borman & Brand LLP
                                        3300 Wells Fargo Center
                                        90 South Seventh Street
                                        Minneapolis, MN 55402-4140
                                        Attn:  Charles Bans

               To Buyer:                Techne Corporation
                                        614 McKinley Place
                                        Minneapolis, MN 55413
                                        Attn:  Thomas E. Oland, CEO

               With a Copy to:          Fredrikson & Byron, P.A.
                                        1100 International Centre
                                        900 Second Avenue South
                                        Minneapolis, MN 55402
                                        Attn:  Susan D. Steinwall

     3. The parties agree that if the Purchase Agreement is not terminated by the Buyer on or before the Contingency Date, Owner and Seller will enter into two leases under which the Owner shall lease a portion of the Property to Buyer. The first lease shall cover the property commonly known as 2101 Kennedy Street and shall have an effective date of November 1, 2001, and shall expire on the Date of Closing or January 15, 2002, whichever is earlier. The lease shall be a triple net lease with a base monthly rental of Twenty Three Thousand and no/100 Dollars ($23,000.00) per month and shall provide that Buyer, as tenant, shall reimburse the Owner, as landlord, for all physical improvements made by the Owner at the request of Buyer to the leased premises on or after the Contingency Date. The second lease shall be a lease of the premises known as 659 Cleveland Street and this lease shall commence on the Contingency Date and shall expire on the earlier of the date of closing or January 15, 2002. This lease shall be a triple net lease with a base monthly rental of One Thousand and no/100 Dollars ($1,000.00) per month, and shall provide that Buyer, as tenant, shall reimburse the Owner, as landlord, for all physical improvements made by the Owner at the request of Buyer to the leased premises on or after the Contingency Date.

     4. Buyer acknowledges that it has received notice of the City of Minneapolis' proposed plans to re-align and re-construct a portion of Kennedy Street NE lying westerly of vacated Cleveland Avenue and a segment of Arthur Street NE lying south of Broadway Avenue (the "Road Work"). Buyer further acknowledges that a portion of the Property described herein may be taken through the City's exercise of its powers of eminent domain in conjunction with the said road realignment and that the City may impose a special assessment against a portion of the Property as a result of the Road Work.

     5. If there are any inconsistencies between the provisions of this Agreement, the Option Agreement, the Purchase Agreement and/or the Amendments, the terms of this Agreement shall govern. This Agreement shall be construed in accordance with the laws of the State of Minnesota and shall be binding upon and inure to the benefit of the parties' successors and assigns.


                                        OWNER:
                                        Hillcrest Development


                                        By:  Scott Tankenoff
                                             Its:  General Partner

                                        BUYER:
                                        Techne Corporation


                                        By:  Thomas E Oland
                                             Its:  President


                                  EXHIBIT A

                               Legal Description


The Land referred to is situated in the State of Minnesota, County of Hennepin, and is described as follows:

Parcel A:

Lot 1, Block 1, Dannys Addition, Hennepin County, Minnesota.

(Torrens Property, Certificate No. 1058031)

Parcel B:

Lot 18, Auditor's Subdivision Number 268, Hennepin County, Minnesota, together with the appurtenant easements contained in Document No. 1178824, and together with that portion of vacated Cleveland Street Northeast which accrued thereto by reason of the vacation thereof.

(Torrens Property, Certificate No. 861446)

Parcel C:

Lot 26, Auditor's Subdivision Number 268, Hennepin County, Minnesota.

(Torrens Property, Certificate No. 861446)

Parcel D:

That part of Lot 33, Auditor's Subdivision Number 268, Hennepin County, Minnesota, described as follows: Beginning at a point in the North line of Block 12, "Minneapolis Industrial District", which point is 815.96 feet West of the Northeast corner of said Block 12; thence South parallel with the Southwest line of said Lot 33 a distance of 368.03 feet; thence Southwesterly on a line which is perpendicular to the Southwest line of said Lot 33 to said Southwesterly line of Lot 33; thence Northwesterly on the Southwesterly line of said Lot 33 to the North line of Block 12; thence Easterly on the North line of Block 12 to point of beginning.

(Torrens Property, Certificate No. 1067443)